November 12, 2003
		Contact:  John Gioffre
		Chief Financial Officer
		3524 Airport Road
		Maiden, NC  28065
		(828) 464-8741 Ext. 215


FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS UNAUDITED SECOND QUARTER RESULTS

MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported unaudited consolidated net earnings of $358,000 ($0.13 per share) for fiscal 2004's second quarter ended September 30, 2003, compared to a net loss of $364,000 (($0.13) per share) for the second quarter of fiscal 2003. Consolidated revenues for fiscal 2004's second quarter were $13,623,000 compared to $9,175,000 for the similar 2003 fiscal quarter. The current period's increased revenues and net earnings primarily resulted from increased ground equipment and air cargo revenue. Six month, year-to-date, consolidated revenues increased $5,306,000, to $24,679,000, while net earnings increased $1,232,000 to a current year-to-date net earnings of $707,000.

AirT's fiscal 2004's net earnings for the three and six month periods ended September 30, 2003 are, respectively, comprised of $612,000 and $1,056,000 in net earnings from continuing operations, offset by $254,000 and $349,000 in losses from discontinued operations.

Walter Clark, Chairman and Chief Executive Officer of AirT, stated, "The positive earnings further validates Air T's decision to sell certain assets of it's subsidiary Mountain Aircraft Services and to focus on the air cargo and equipment manufacturing operations." He went on to add "The ever changing aviation world continues to present new challenges but I am confident that our air cargo operations have the experience and personnel to face these situations as opportunities to show additional excellence in aviation services. The near-term outlook for Global is somewhat dependent on additional orders from the US Government and the prerequisite funding for those orders."

AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry and manufactures and services aviation and other specialized equipment. AirT is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, South America, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the effects of economic, competitive and market conditions in the aviation industry, the continuing impact of terrorist activities and threats, market acceptance of new products and services and changes in government regulations, weather or technology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.






FINANCIAL HIGHLIGHTS
Restated to reflect the discontinued operations of MAS
(In thousands, except per share data)


                                       Three Months Ended  Six Months Ended
                                       09/30/03  09/30/02  09/30/03  09/30/02
Continuing Operations Revenues         $ 13,623  $  9,175  $ 24,679  $ 19,373
Net Earnings (Loss) from Continuing
  Operations                                612      (224)    1,056      (264)
Net Loss from Discontinued Operations      (254)     (140)     (349)     (261)
Net Earnings (Loss)                    $    358  $   (364) $    707  $   (525)

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations                  $   0.22  $  (0.08) $   0.39  $  (0.10)
Discontinued Operations                   (0.09)    (0.05)    (0.13)    (0.09)
Total Net Earnings (Loss) Per Share
  - Diluted                            $   0.13  $  (0.13)     0.26  $  (0.19)

Average Common Shares Outstanding         2,734     2,726     2,734     2,726